FOR IMMEDIATE RELEASE


Contact:  Carol DiRaimo, Vice President of Investor Relations
          (913) 967-4109

             Applebee's International Reports June Comparable Sales; Provides Guidance on Second Quarter Earnings Per Share

OVERLAND  PARK,   KAN.,  July  16,  2007  --  Applebee's   International,   Inc.
(Nasdaq:APPB) today reported comparable sales for the five-week period ended July 1, 2007.

System-wide domestic comparable sales decreased 0.3 percent for the June period, as did comparable sales for domestic franchise restaurants. Comparable sales for company restaurants decreased 0.2 percent, reflecting a decrease in guest traffic of between 3.0 to 3.5 percent, combined with a higher average check. As previously announced, a price increase of approximately 1.3 percent was taken at the beginning of the June period.

System-wide  domestic  comparable sales for the second quarter of 2007 decreased
0.9 percent. Comparable sales for company restaurants decreased 1.2 percent and domestic franchise restaurant comparable sales decreased 0.8 percent for the quarter. System-wide domestic comparable sales for the year-to-date period through June have decreased 2.5 percent, with domestic franchise restaurant comparable sales down 2.4 percent and company comparable restaurant sales down
2.9 percent.

Diluted earnings per share for the second quarter of 2007 are expected to be approximately $0.30, including discontinued operations, impairment and other restaurant closure costs, and strategic alternative expenses of approximately $0.03 per share.

The company will release complete second quarter 2007 results after the market closes on August 1, 2007. A conference call will be held on Thursday, August 2, 2007, at 10:00 am. Central Time (11:00 a.m. Eastern Time). The conference call will be broadcast live over the Internet and a replay will be available shortly after the call on the "Investors" section of the company's website (www.applebees.com).

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of July 1, 2007, there were 1,943 Applebee's restaurants operating system-wide in 49 states, 16 international countries, and one U.S. territory, of which 508 were company-owned. Additional information on Applebee's International can be found at the company's website (www.applebees.com).


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